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EXHIBIT 23.6

WILSON GILLETTE & CO.

2300 Clarendon Boulevard
Suite 1010
Arlington, Virginia 22201
Telephone: (703) 525-6595
Fax: (703) 527-0421
August 4, 2004

United States Shipping LLC
U.S. Shipping Partners L.P.
370 Seventh Avenue
Suite 1120
New York, New York 10001

Gentlemen:

        Reference is made to the Form S-1 registration statement, as amended (the "Registration Statement") relating to the initial public offering of common units of U.S. Shipping Partners L.P. (the "Partnership"). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and other information supplied and reviewed by us set forth in sections of the Registration Statement entitled "Prospectus Summary," "Risk Factors," "Overview of Our Industry" and "Business." We further advise the Partnership that our role has been limited to the provision of such statistical data supplied by us.

        With respect to such statistical data, we advise you that:

  •
  some information in our database is derived from estimates or subjective judgments;

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  while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Partnership on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled "Experts."

WILSON GILLETTE & CO.
By:	/s/ BRUCE WILSON Name: Bruce Wilson Title: Principal

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  EXHIBIT 23.6
WILSON GILLETTE & CO.